Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT ("Agreement") is entered into as of the 1st day of November, 2006, between Synthetech, Inc., an Oregon corporation ("Company"), and M. “Sreeni” Sreenivasan ("Consultant").

1. Services of Consultant

1.1 Description of Services. Consultant shall perform, as an independent contractor, the services described in Exhibit A. Consultant shall perform all services. Consultant shall not delegate or subcontract any services to be performed for Company pursuant to this Agreement.

1.2 Term. The term of this Agreement shall begin on the date set forth above and, unless terminated earlier, shall end twelve (12) months later. Either party may terminate this Agreement at any time by giving three months prior written notice to the other party. This Agreement may be extended or renewed only by written agreement of the parties.

1.3 Compensation. For services performed by Consultant, Company shall pay to Consultant the amounts set forth on Exhibit A.

1.4 Expenses. Subject to Exhibit A, Company shall reimburse Consultant for reasonable and documented expenses incurred by Consultant. The Company will reimburse consultant within ten (10) business days via ACH transfer or check in favor of the Consultant after submission of a complete expense reporting. Expense reports are to be submitted no less than monthly, within five business days following the end of the month.

1.5 Payments. Company shall accrue and pay Consultant’s first year of base compensation as set forth in Exhibit A. Payment shall be made via either ACH transfer or check in favor of the Consultant. Each invoice shall include a description of the services performed during the period and the dates such services were performed.

Any incentive payments shall be determined and made at such times as set forth on Exhibit A.

1.6 Work Product. At least once each month, Consultant shall provide Company with appropriate reports and analysis.

1.7 Nonexclusivity. Consultant may perform services for other persons or companies in the pharmaceutical and fine chemicals industry, provided that Consultant shall not undertake to perform services for third parties if those services would compete directly with or interfere unduly with Consultant’s obligations to Company.

1.8 Office, Equipment and Supplies. Consultant shall perform all services under this Agreement from Consultant's own offices. Consultant shall provide its own office space, furniture, equipment, computers, software, telephones, fax machines, internet access, communications lines, office supplies, stationery, and other materials. Company shall not provide Consultant with any office space, furniture, equipment, computers, telephones, fax machines, software, telephone lines, internet access, office supplies, stationery, or other materials.

1.9 Permits and Licenses. Consultant shall, at Consultant's expense, obtain and maintain all permits, licenses and government approvals needed to perform its obligations under this Agreement.

1.10 Business Name. Consultant shall conduct business under its own name in providing services to the Company. Consultant shall not use Company stationery, use a Company email address, use Company fax cover sheets, answer the phone "Synthetech, Inc.," list a phone number as a Company phone, or otherwise use any Company name, logo, trademark or service mark. Consultant shall not represent to any person that Consultant is part of, employed by, or an agent of Company.

1.11 Consultant's Judgment. Consultant may determine the specific time and manner in which it performs services pursuant to this Agreement, and the resources that it uses to perform such services. Company shall have no authority to direct the day-to-day activities of Consultant.

2. Independent Contractor
The parties intend to be independent contractors. Neither party shall be deemed an agent or partner of the other party. Consultant shall be solely responsible for the compensation of its employees and all related withholding taxes, workers compensation insurance, unemployment insurance and related claims and other obligations pertaining to Consultant's employees and independent contractors. Consultant acknowledges and agrees that (a) Consultant is not an employee of Company, (b) Consultant has no right to receive employee benefits from Company, and (c) Consultant is solely responsible for all self-employment taxes, withholding taxes, and other taxes applicable to the performance of services by Consultant and the receipt of compensation by Consultant pursuant to this Agreement.

3. Confidential Information

3.1 Confidentiality. All information disclosed by Company to Consultant or otherwise learned by Consultant in connection with the performance of services by Consultant for Company ("Confidential Information") during the term of this agreement shall be treated by Consultant as confidential information of Company. Consultant shall keep all Confidential Information in confidence and shall not disclose any Confidential Information to any third party. The obligation of such confidentiality shall survive for a period of three (3) years from the date of agreement termination. Consultant shall not use any Confidential Information for any purpose other than to perform services for Company pursuant to this Agreement. Such obligations do not apply to information which is now or hereafter becomes generally known (other than due to disclosure by Consultant), was in the Consultant’s possession at the time of receipt from Company, is hereafter furnished to Consultant by a third party without restriction on disclosure, or is required to be disclosed by law (in any judicial, arbitration, or administrative proceedings).

3.2 Return. Within five days following the earlier of (a) the request of Company, or (b) the termination of this Agreement, Consultant shall return to Company all Confidential Information and all related documents and materials, including any documents and materials that incorporate any Confidential Information.

3.3 Other Nondisclosure Obligations. This Agreement does not diminish, revoke or supersede any existing Nondisclosure Agreement or similar agreement between the parties. The obligations of the parties set forth in this Section 3 of this Agreement are in addition to the obligations of the parties set forth in any existing Nondisclosure Agreement or otherwise arising under applicable law.

4. Rights in Works and Intellectual Property

4.1 Assignment. Consultant hereby assigns to Company all right, title and interest in and to (i) any and all reports, summaries, software, documentation, manuals, photographs, illustrations, graphics, and other works of authorship, ideas, inventions, processes, designs, trademarks, technology, information, and materials created, written or developed by Consultant in the course of performing services for Company, (collectively referred to herein as "Works"); and (ii) all intellectual property rights associated with such Works, including, without limitation, patents, patent rights, copyrights, trademark rights, trade secret rights, trade dress rights, and all rights to use, execute, reproduce, display, distribute copies of, modify and prepare derivative works based on copyrightable Works. The "Works" assigned to Company include (a) all work in-progress, intermediate versions and partial versions of any of the Works described above, (b) all notes, outlines, flow charts and other interim works, and (c) all derivative works based upon any Works. All copyrightable Works created by Consultant in connection with the performance of services for Company shall be deemed to be, or shall be treated as, works for hire for purposes of vesting in Company all copyrights in such Works. Consultant shall treat all information pertaining to the Works as Confidential Information of Company pursuant to Section 3 of this Agreement.

4.2 Moral Rights. This assignment includes all rights of attribution, paternity, integrity, disclosure and withdrawal, any rights Consultant may have under the Visual Rights Act of 1990 or similar federal or state laws (or similar laws of any jurisdiction), and all other rights throughout the world that may be known as "moral rights" (collectively, "Moral Rights"). To the extent that such Moral Rights cannot be assigned under applicable law, Consultant hereby waives such Moral Rights to the maximum extent permitted and consents to any action of Company that would otherwise violate such Moral Rights.

4.3. Company Products and Customers. During the term of this Agreement and for one (1) year following termination of this Agreement, Consultant shall not, directly or indirectly develop any product or business that is competitive with any of the products of Company that are related to any of the services that Consultant performs pursuant to this Agreement. Notwithstanding the foregoing, the parties hereto agree that it is not the intention of this clause to prevent the Consultant from providing similar services to third parties for any new or future product(s), or business that were not a current product or business of the Company during or at the time of the termination of this agreement.

4.4. Further Action. Consultant shall sign and file such notices and other documents with the United States Copyright Office, U.S. Patent and Trademark Office and other appropriate U.S. and foreign agencies, and take such other action, at Company's expense, that Company reasonably requests to carry out the assignments described in this Agreement.

5. Covenants and representations of the Company.

5.1 Company hereby represents, warrants, and covenants that:

(a)	Company has full authority to enter this Agreement, and the person signing on behalf of Company is authorized to sign on Company’s behalf;

(b)	Upon execution and delivery of this Agreement by Company, this Agreement shall be the legal, valid, and binding obligation of Company, enforceable against it in accordance with the terms hereof; and

(c)
Company is the owner, or has the right to use, reproduce, and distribute all materials and information (including the Confidential Information), provided by Company to Consultant for use in connection with the Services to be provided by Consultant pursuant to this Agreement.

(d)
Company will provide such technical, material, production, logistics, sales, marketing, administrative, and other support as it determines in its discretion to be necessary and required to allow the Consultant to timely perform Consultant's obligations under this Agreement., including but not limited to those specifically noted in Section 1.1 and corresponding Exhibit A, Section 1.

6. Indemnification.

6.1
Each party agrees to defend and indemnify the other party, its directors, officers, members, managers, employees, and agents against any claim, demand, suit, debt, liability, or costs, including reasonable attorney's fees (“Losses”), arising out of or related to: (i) a breach of the indemnifying party's warranties, representations, and undertakings in this Agreement; or (ii) the gross negligence or willful misconduct of the indemnifying party.

6.2
The party claiming indemnification pursuant to Section 6.1 shall notify the other party promptly of the claim. The indemnified party may, at its own expense, assist in the defense if it so chooses, provided that the indemnifying party controls the defense and all negotiations relative to any settlement and further provided that any settlement intended to bind the indemnified party is not final without the indemnified party's consent, which shall not be unreasonably withheld or delayed.

7. General Matters

7.1 Assignment. Neither party shall assign or otherwise transfer any of its rights or obligations under this Agreement without prior written consent of the other party.

7.2 Performance. Neither party shall be liable by reason of failure or delay in the performance of its obligations under this Agreement if such failure or delay is caused by acts of God, strikes, lockouts, war or any other cause beyond its control and without its fault or negligence.

7.3 Entire Agreement. This Agreement embodies the entire understanding between the parties hereto with respect to the subject matter hereof, superseding all previous and contemporaneous communications, representations, agreements and understanding, whether written or oral, in existence on the date of execution hereof.

7.4 Severability. If any term or provision of this Agreement shall be determined to be invalid or unenforceable under United States law, such term or provision shall be deemed severed from this Agreement and a reasonable valid term or provision, as the case may be, to be mutually agreed upon by the parties shall be substituted. In the event that no reasonable and valid term or provision can be so substituted, the remaining terms or provisions of this Agreement shall remain in full force and effect and shall be construed and interpreted in a manner that corresponds, as far as possible, with the intentions of the parties as expressed in this Agreement.

7.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon.

7.6 Incorporation of Exhibits. All exhibits referenced in and attached to this Agreement are by this reference incorporated into and made a part of this Agreement.

7.7 Headings. The section headings in this Agreement are included for convenience only; they do not give full notice of the terms of any portion of this Agreement and are not relevant to the interpretation of any provision of this Agreement.

7.8 Survival. The provisions of Sections 3, 4, 6, and 7 shall survive the termination of this Agreement.

7.9 Insurance. Consultant shall at all times during the term of this Agreement, at Consultant's expense, maintain adequate insurance coverage.

7.10 Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be deemed effectively served (i) if delivered personally, upon receipt by the other party; (ii) if sent by prepaid courier service, prepaid, on the date the courier represents that delivery will occur, (iii) if sent by certified or registered mail, postage paid with return receipt requested, five (5) days of it being sent; or (iv) if sent by facsimile or other similar means of electronic communication (with confirmed receipt), upon receipt of transmission notice by the sender. Any notice required or permitted to be given hereunder shall be addressed as follows:

If to the Company	Attn:	Gary Weber, VP & CFO Synthetech, Inc 1290 Industrial Way PO Box 646 Albany, OR 97321

If to the Consultant	Attn:	M. ‘Sreeni’ Sreenivasan 2846 NW Angelica Drive Corvallis, OR 97330-3619

Or to such person or address as each party shall furnish in writing in accordance with this section.

7.11 Injunctive Relief. Consultant acknowledges that Company may not have an adequate remedy at law in the event of any breach or threatened breach by Consultant of this Agreement pertaining to Company's Confidential Information and intellectual property, and that Company or its customers or suppliers may suffer irreparable injury as a result. In the event of any such breach or threatened breach, Consultant hereby consents to the granting of injunctive relief without the posting by Company of any bond or other security.

7.12 Attorneys' Fees and Court Costs. If any suit or action arising out of or related to this Agreement is brought by any party, the prevailing party shall be entitled to recover the costs and fees (including, without limitation, reasonable attorneys' fees, the fees and costs of experts and consultants, copying, courier and telecommunication costs, and deposition costs and all other costs of discovery) incurred by such party in such suit or action, including, without limitation, any post-trial or appellate proceeding.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Synthetech, Inc.

By:/s/Daniel T. Fagan
Daniel T. Fagan
Title: Chairman

M. “Sreeni” Sreenivasan

By: /s/ M. Sreenivasan
M. Sreenivasan Consultant

EXHIBIT A - Consulting Agreement

Description of Services, Compensation and Other Matters

Consultant to perform following services on behalf of Synthetech (Company):

1) Services:
Synthetech is engaging (Consultant) as a Business Development Consultant for 12 days per quarter. Services provided by the Consultant will be based on mutually agreed upon assignments as determined by the Chairman in consultation with the President. These assignments may include but are not limited to the following: support on global business development, technology alliances, Asia sourcing partnerships, assistance at trade shows and continuing on SOCMA’s Informex Committee. Company reserves the right to elect, in its sole discretion, to pursue or decline any opportunity developed or presented by Consultant.

2) Monthly Payments:
Company will pay Consultant $5,000 every monthly period for 4 (four) days of work. This payment includes all costs associated with maintaining and operating a home office. Payments will begin monthly with the first payment on November 30, 2007 for work performed from November 1, 2006 through November 30, 2006. However, in the event of termination of this agreement after the initial one year term, all remaining amounts accrued would be payable in a lump sum no later than January 31, 2008. Monthly payments shall be prorated for any partial month’s work under this Agreement. If Consultant works more than (four) days in a monthly period Consultant will be paid at a rate of $1250 per each additional day worked. Such additional work needs to be pre-approved by the Chairman.

3) Incentive Payments:
In addition to the above monthly payments, consultant may be eligible for the incentive payments as determined in the sole discretion of the Compensation Committee in consultation with the Chairman. Any Incentive Compensation shall be made on a quarterly basis (commencing November 1, 2007) within [30] days following the end of the applicable quarter.

4) Travel Expenses:
Normal travel expenses in excess of $1,000 per month require the pre-approval of the Chairman.

5) The primary Company contacts for Consultant in performing the services under this agreement are:

Overall Coordination	Daniel T. Fagan, Chairman
Alternate	Greg Hahn- President & COO
Business Development	Brett Reynolds, Director - Sales & Marketing
Operations / R&D	Joel Melka, VP - Operations
Finance	Gary Weber, VP - Finance

Accepted by:

For: Synthetech, Inc.	For M. “Sreeni” Sreenivasan
Date:	Date:
By: /s/ Daniel T. Fagan	By: /s/ M. Sreenivasan
Daniel T. Fagan	M. Sreenivasan
Title: Chairman	Title: Consultant